Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 1st QUARTER 2013 EARNINGS

OAKLAND, MARYLAND—May 7, 2013: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $1.5 million for the first three months of 2013, compared to a net loss attributable to common shareholders of $3.1 million for the same period of 2012. Basic and diluted net income per common share for the first three months of 2013 was $.24, compared to a net loss per common share of $.50 for the same period of 2012. The change in earnings, from a net loss for the first three months of 2012 to net income for the first three months in 2013, was primarily due to a $7.3 million decrease in the provision for loan losses during the first three months of 2013 when compared to the same time period of 2012. This decrease was offset by a decrease in net gains of $.4 million due to reduced gains on sales of investment securities, and a decrease of $.7 million in other income due to a reduction in bank-owned life insurance (“BOLI”) income driven by a one-time death benefit of $.7 million which was received in March 2012. Total other operating expenses increased $.5 million during the first three months of 2013 when compared to the same period of 2012. Other expenses related to other real estate owned (“OREO”) increased $.6 million in the first quarter of 2013 when compared to the first quarter of 2012. The net interest margin for the first three months of 2013, on a fully tax equivalent (“FTE”) basis, decreased to 3.26% from 3.30% for the first three months of 2012. The net interest margin for the year ended December 31, 2012, on a FTE basis, was 3.30%.

Financial Highlights Comparing the First Quarters of 2013 and 2012:

•	$7.3 million decrease in the provision for loan loss expense, primarily due to reduction in charge-offs from the first quarter of 2012.

•	Stable net interest margin, on a FTE basis when comparing the first quarter of 2013 of 3.26% to the first quarter of 2012 of 3.30%.

•	Allowance for loan losses to loans outstanding of 1.86% as of March 31, 2013 compared to 1.83% as of December 31, 2012.

•	Other operating income and expense remained stable when comparing the first quarter of 2013 to 2012.

According to William B. Grant, Chairman and Chief Executive Officer, “Our improved financial performance during the first quarter resulted from stabilization of our asset quality and our ability to sustain our net interest margin as we solidified our balance sheet and increased core earnings.”

Balance Sheet Overview

Total assets were $1.3 billion at March 31, 2013, an increase of $2.0 million since December 31, 2012. During this time period, cash and interest-bearing deposits in other banks increased $1.8 million, the investment portfolio increased $16.2 million, and gross loans decreased $15.2 million. Total liabilities decreased by approximately $1.0 million during the first three months of 2013, reflecting a decrease in total deposits of $1.1 million offset by a slight increase in accrued interest payable and other liabilities. Shareholders’ equity increased $3.0 million from December 31, 2012 to March 31, 2013 as a result of the net income recognized during the first three months of 2013.

Comparing March 31, 2013 to December 31, 2012, outstanding loans decreased by $15.2 million (1.7%). Commercial real estate (“CRE”) loans decreased $8.2 million as a result of the payoff of several large loans and ongoing scheduled principal payments. Acquisition and development (“A&D”) loans decreased $4.3 million due to the movement of $2.1 million from construction to permanent financing and $2.2 million of payoffs. Commercial and industrial (“C&I”) loans decreased $.6 million due to scheduled principal payments. Residential mortgages increased by $2.1 million. The increase in the residential mortgage portfolio was attributable to the purchase of a pool of loans of approximately $8.4 million in January 2013 offset by refinancings and regularly scheduled principal payments on existing loans. We continue to use Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer portfolio decreased $4.1 million due primarily to repayment activity in the indirect auto portfolio slightly offsetting new production. At March 31, 2013 and December 31, 2012, approximately 60% of the commercial loan portfolio was collateralized by real estate.

Total deposits decreased $1.1 million during the first three months of 2013 when compared to deposits at December 31, 2012. Non-interest bearing deposits increased $22.8 million. Traditional savings accounts increased $3.8 million due to continued growth in our Prime Saver product. Total demand deposits increased $2.9 million and total money market accounts decreased $11.2 million. Time deposits less than $100,000 declined $2.1 million and time deposits greater than $100,000 decreased $17.3 million due to the repayment of a $20.0 million brokered certificate of deposit at its maturity in January 2013. Our internal treasury team continues to promote the strategy of increasing our net interest margin by changing the mix of our deposit base and focusing on customers with full banking relationships.

Comparing March 31, 2013 to December 31, 2012, shareholders’ equity increased from $98.9 million to $101.9 million. The $3.0 million increase in shareholders’ equity was attributable to the net income recognized in the first quarter of 2013. The book value of the Corporation’s common stock was $11.50 per share at March 31, 2013, compared to $11.14 per share at December 31, 2012.

At March 31, 2013, there were approximately 6,199,283 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net Interest Income (Tax-Equivalent Basis)

Net interest income on a FTE basis decreased $.6 million during the first three months of 2013 over the same period in 2012 due to a $1.6 million (11.0%) decrease in interest income, which was partially offset by a $.9 million (23.9%) decrease in interest expense. The decrease in interest income was primarily due to the $63.8 million reduction in the average balance of loans when comparing the first quarter of 2013 to the same period of 2012. The slightly lower yield on both loans and investment securities, as funds were reinvested, also contributed to the decline in interest income when comparing the two periods. The decline in interest income was offset by a decline in interest expense due to the reduction in average balances in interest-bearing deposits and long-term borrowings. We saw a slight decline in the net interest margin in the first quarter of 2013 to 3.26% when compared to 3.30% at December 31, 2012 and March 31, 2012.

There was an overall $52.0 million decrease in average interest-earning assets, driven by a $63.8 million reduction in loans, offset by increases of $6.1 million in investment securities and $5.6 million in other interest earning assets, primarily cash.

Interest expense decreased during the first three months of 2013 when compared to the same period of 2012 due primarily to an overall reduction in average interest-bearing liabilities of $98.4 million. This reduction was due to the repayments of $40.0 in brokered deposits and $23.5 million in long-term borrowings. The overall effect was a 22 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.39% for the three months ended March 31, 2012 to 1.17% for the same period of 2013.

Asset Quality

The allowance for loan losses (“ALL”) remained consistent at $16.0 million at March 31, 2013 and December 31, 2012 compared to $17.2 million at March 31, 2012. The provision for loan losses for the first three months of 2013 decreased to $.9 million from $8.1 million for the same period in 2012. Net charge-offs declined to $.9 million for the three months ended March 31, 2013, compared to $10.4 million for the three months ended March 31, 2012. Included in the net charge-offs for the three months ended March 31, 2013 was a $.8 million charge-off for a C&I loan. The lower provision expense was due to the significantly lower level of net charge-offs as well as the lower level of loan balances. The ratio of the ALL to loans outstanding as of March 31, 2013 was 1.86%, which was slightly lower than the 1.88% for the same period last year.

The ratio of net charge-offs to average loans for the three months ended March 31, 2013 was an annualized .41%, compared to an annualized 4.47% for the same period in 2012 and 1.41% for the year ended December 31, 2012. Relative to December 31, 2012, all segments of loans showed improvement. The CRE portfolio had an annualized net recovery rate as of March 31, 2013 of .14% compared to a net charge-off ratio of .67% as of December 31, 2012. There were no net charge-offs for A&D loans as of March 31, 2013 compared to an annualized net charge-off rate of .29% as of December 31, 2012. The ratios for C&I loans were 4.82% and 12.10% for March 31, 2013 and December 31, 2012, respectively. The residential mortgage ratios were .14% and .33% for March 31, 2013 and December 31, 2012, respectively, and the consumer loan ratios were .54% and .69% for March 31, 2013 and December 31, 2012, respectively.

Accruing loans past due 30 days or more declined to 1.94% of the loan portfolio at March 31, 2013, compared to 2.39% at December 31, 2012. The decrease for the first three months of 2013 was primarily due to a decrease of $2.8 million in past-due accruing residential mortgage term loans and a $2.2 million decrease in past-due accruing CRE loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

Comparing the three-month periods ended March 31, 2013 and March 31, 2012, total non-accrual loan balances have declined. Non-accrual loans totaled $22.6 million as of March 31, 2013, compared to $19.9 million as of December 31, 2012 and $28.6 million as of March 31, 2012. Non-accrual loans which have been subject to a partial charge-off totaled $6.6 million as of March 31, 2013, compared to $6.7 million as of December 31, 2012.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.7 million during the first three months of 2013 when compared to the same period of 2012. The decrease was due to the reduction in BOLI income due to the one-time death benefit of $.7 million received in March 2102.

Net gains of $.3 million were reported through other income in the first three months of 2013, compared to net gains of $.7 million during the same period of 2012. The reduction in net gains during the first quarter of 2013 when compared to the same period of 2012 was due to reduced gains on sales of investment securities.

Other operating expenses increased $.5 million (5.4%) for the first three months of 2013 when compared to the first three months of 2012. This increase was due to a $.6 million reduction in gains on sales of OREO.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013, the Bank also owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest, but this entity was dissolved on such date. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2013	2012
EARNINGS SUMMARY
Interest income	$12,288	$13,768
Interest expense	$2,955	$3,885
Net interest income	$9,333	$9,883
Provision for loan losses	$865	$8,124
Other Operating Income	$3,327	$4,052
Net Securities Impairment Losses	$-	$-
Net Gains - other	$329	$703
Other Operating Expense	$9,634	$9,140
Income/(loss) before taxes	$2,490	$(2,626)
Income tax expense	$568	$39
Net income/(loss)	$1,922	$(2,665)
Accumulated preferred stock dividends and discount accretion	$437	$415
Net income available/net (loss) attributable to common shareholders	$1,485	$(3,080)
Cash dividends paid	$-	$-

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2013	2012
PER COMMON SHARE
Basic/ Diluted Net Income/(loss) Per Common Share	$0.24	$(0.50)

Book value	$11.50	$10.32
Closing market value	$8.29	$6.00
Market Range:
High	$9.00	$6.48
Low	$6.68	$3.16
Common shares outstanding at period end	6,199,283	6,182,757

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.59%	-0.77%
Return on average shareholders' equity	7.81%	-11.05%
Net interest margin	3.26%	3.30%
Efficiency ratio	72.80%	64.00%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2013	2012	2012

Assets	$1,322,767	$1,320,783	$1,385,541
Earning assets	$1,108,213	$1,106,222	$1,150,576
Gross loans	$859,669	$874,829	$914,348
Commercial Real Estate	$290,619	$298,851	$331,188
Acquisition and Development	$124,142	$128,391	$141,876
Commercial and Industrial	$68,380	$69,013	$67,601
Residential Mortgage	$348,979	$346,919	$343,399
Consumer	$27,549	$31,655	$30,284
Investment securities	$243,480	$227,313	$230,187
Total deposits	$975,800	$976,884	$1,029,905
Noninterest bearing	$184,288	$161,500	$155,580
Interest bearing	$791,512	$815,384	$874,325
Shareholders' equity	$101,935	$98,905	$93,706

CAPITAL RATIOS	31-Mar	31-Dec	31-Mar
	2013	2012	2012
Period end capital to risk-weighted assets:
Tier 1	13.12%	12.54%	11.53%
Total	14.68%	14.13%	13.37%

ASSET QUALITY
Net charge-offs for the quarter	$887	$416	$10,391
Nonperforming assets: (Period End)
Nonaccrual loans	$22,572	$19,915	$28,604
Restructured loans	$17,593	$17,674	$17,859
Loans 90 days past due and accruing	$306	$2,146	$548
Other real estate owned	$16,188	$17,513	$19,118
Total nonperforming assets and past due loans	$22,878	$22,061	$29,152
Allowance for credit losses to gross loans, at period end	1.86%	1.83%	1.88%
Nonperforming and 90 day past-due loans to total loans, at period end	2.66%	2.52%	3.19%
Nonperforming loans and 90 day past-due loans to total assets, at period end	1.73%	1.67%	2.10%